Exhibit 99.2

InFocus Successfully Acquired Through Short-Form Merger

Company Intends to Delist Shares

WILSONVILLE, Oregon, May 28, 2009 – Image Holdings Corporation, an Oregon corporation indirectly owned by John Hui, an accomplished entrepreneur and co-founder of e-Machines, today announced the successful completion of the merger of IC Acquisition Corp. (ICAC) with and into InFocus Corporation. The merger follows the previously announced completion of the tender offer by ICAC for all of the outstanding shares of InFocus common stock, at a purchase price of $0.95 per share. In the merger, all shares of InFocus common stock not purchased in the tender offer (other than shares of common stock held by Image Holdings, ICAC, InFocus or any of their respective subsidiaries) were converted into the right to receive an amount of cash equal to $0.95 per share, without interest and subject to any required withholding of taxes. As a result of the merger, InFocus has become a wholly owned subsidiary of Image Holdings.

InFocus common stock will now cease to be traded on the NASDAQ Global Market, and InFocus has notified NASDAQ of its intent to withdraw the listing of its common stock. Detailed instructions will be mailed to former InFocus stockholders who did not tender their shares into the offer, outlining the steps to be taken to obtain the merger consideration of $0.95 per share in cash, without interest.

About John Hui

John Hui has more than 20 years of experience in technology, computer and computer-related businesses. Mr. Hui has successfully owned a number of tech-related operations and continues to acquire, build and sell various organizations today. His background includes founding and running KDS USA, a US$400 million distributor of monitors and notebooks; co-founding eMachines, a US$1 billion computer company, and its subsequent sale to Gateway, Inc.; and purchasing Packard-Bell BV, a European computer distributor, and its subsequent sale to Acer Inc. In addition to his background in the PC and related peripherals industries, Mr. Hui oversees various investments in the data storage, telecommunications, web applications and related I.T. areas. Mr. Hui is a US citizen and has lived in this country since 1973. He has BS and MBA degrees and is a certified internal auditor. He was a former Citicorp resident inspector (internal audit).

About InFocus Corporation

InFocus is the industry pioneer and a global leader in the digital projection market. The company’s digital projectors make bright ideas brilliant everywhere people gather to communicate and be entertained – in meetings, presentations, classrooms and living rooms around the world. Backed by more than 20 years of experience and innovation in digital projections, and over 245 patents, InFocus is dedicated to setting the industry standard for large format visual display. The company is based in Wilsonville, Oregon with operations in North America, Europe and Asia. InFocus is listed on NASDAQ under the symbol INFS. For more information, visit the company’s website at www.infocus.com.

Contacts

Lisa K. Prentice

Chief Financial Officer, InFocus Corporation

503-685-8980

David Woolf

Vice President of Marketing, InFocus Corporation

503-685-8952

david.woolf@infocus.com